Exhibit 99.2






                             STATEMENT OF JAC NASSER
                             CHIEF EXECUTIVE OFFICER
                               FORD MOTOR COMPANY
                                SEPTEMBER 6, 2000










                              Prepared for Delivery

                    Embargoed Until Commencement of Testimony















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     Good  afternoon,  Chairman  Tauzin,  Chairman  Upton,  and  Members  of the
Committee. I appreciate the opportunity to be here. This has been a complicated and sad situation and we have all been very concerned.


     Before I discuss the Firestone recall, I would like to say a word about our company. Ford has a distinguished heritage and a bright future - it is an American icon. The strength of Ford has always been its employees and loyal customers.


     Thirty-two years ago, I joined Ford Australia as a trainee. I never dreamed that someday I would lead Ford Motor Company and represent the Ford team.


     I am here because I know that you and the public have questions about the tire recall. I am here to answer those questions, and I will remain here until you are satisfied.


     Now, let's get to the heart of the issue. When did Ford know that there was a problem with the Firestone tires? What have we done about it?


     And, what are we going to do in the future?

     First, when did Ford know there was problem with the Firestone tires.
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     I have said this before,  Mr. Chairman,  but its worth  repeating:  Because tires are the only component of a vehicle that are separately warranted, Ford did not know that there was a defect with the recalled tires until we virtually pried the claims data from Firestone's hands and analyzed it. It was only then -- a few days before the recall was announced -- that Ford engineers discovered conclusive evidence that the tires were defective. We then demanded that Firestone pull the tires from the road.


     Looking back, the first signs of a problem developed in Saudi Arabia when our dealers reported the complaints. We immediately asked Firestone to investigate. Firestone did so and concluded that the tread separations were caused by improper maintenance and road hazards unique to that environment. We were still troubled.


     We then asked Firestone to conduct all sorts of tests on the tires. After each and every test, Firestone reported that there was no evidence of a defect. This did not satisfy our Saudi customers. So about a year ago, Ford replaced the Firestone tires.

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     At the same time, we wanted to know if our U.S.  customers were having tire problems. In early 1999, we asked Firestone to review its data and we were assured that there was no problem in this country. Our data, as well as government safety data, didn't show anything either. We still felt we should do more and asked Firestone for one more evaluation of tires in Texas, Nevada and Arizona. Firestone reported back, as before, that there was no defect.


     My purpose is not to finger point, but simply to tell you that at each step Ford actively took the initiative to uncover this tire problem and find a solution.


     But, it was not until we saw Firestone's confidential claims data that it became clear what needed to be done.


     If I have one regret, it is that we did not ask Firestone the right questions sooner.


     What have we done so far.
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     We started by insisting that Firestone  recall the bad tires. I then made a commitment to our customers that Ford would dedicate all of its resources to support the Firestone recall. In just three weeks, 1.7 million tires have been replaced. We also worked closely with the rest of the global tire industry to increase tire availability, and I suspended production at three of Ford's plants to free up more replacement tires.


We are striving to replace bad tires with good tires as quickly as possible.


     Looking Forward, What Are We Going To Do
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     Mr.  Chairman,  there are almost 3 million Goodyear tires on Ford Explorers that have not had a tread separation problem. So we know that this is a Firestone tire issue. However, we all must prevent this from ever happening again.


     Today, I am announcing that Ford will implement two new reforms that we feel are critical.


     o First, we will work with the tire industry to implement an "early warning system" to detect the first signs of tire defects on vehicles already on the road. This early warning system must use comprehensive real world data that - we now know -- is so critical to spotting defect patterns.

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     o Second,  because our products are increasingly  sold around the world, we will advise US safety authorities of safety actions taken in overseas markets, and vice versa. From now on, when we know it, so will the world.


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     I have  received  hundreds  of letters  from Ford  owners and I have spoken personally with many of them. And, believe me, some of those conversations have been difficult.

     I want you and all the Ford owners to know that we at Ford will not rest until every bad tire is replaced. And I will do everything in my power as President of Ford Motor Company to maintain the confidence and trust of our customers. Thank you, and I would be pleased to answer your questions.

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